EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. ISSUES SAFETY WARNING AND

RECALL NOTICE OF RUGER MARK IV PISTOLS

SOUTHPORT, CONNECTICUT, June 7, 2017 - Sturm, Ruger & Company, Inc. (NYSE:RGR) announced that it is recalling all Mark IV™ pistols (including 22/45™ models) manufactured prior to June 1, 2017. Ruger recently discovered that the pistols have the potential to discharge unintentionally if the safety is not utilized correctly. In particular, if the trigger is pulled while the safety lever is midway between the “safe” and “fire” positions (that is, the safety is not fully engaged or fully disengaged), the pistol may not fire when the trigger is pulled. However, if the trigger is released and the safety lever is then moved from the mid position to the “fire” position, the pistol may fire at that time.

Although only a small percentage of Mark IV pistols appear to be affected and the Company is not aware of any injuries, Ruger is firmly committed to safety and would like to retrofit all potentially affected pistols with an updated safety mechanism.

As a responsible manufacturer, Ruger wants to make its customers aware of this FREE safety upgrade. All Mark IV pistols with serial numbers beginning with “401” (2017 models) or “WBR” (2016 models) are subject to the recall. Mark IV owners should visit the Mark IV Recall website at Ruger.com/MarkIVRecall to look up the serial number of their Mark IV and verify if it is subject to the recall, sign up for the recall, and obtain additional information.

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The new parts are being built and Ruger will retrofit Mark IV pistols on a first-come, first-served basis. When Ruger is ready to retrofit a consumer’s pistol, a prepaid USPS box with a shipping label and detailed packaging and shipping instructions will be sent to the consumer. The consumer should return only the grip frame assembly to Ruger. Ruger will install the updated safety mechanism, and return the grip frame assembly, free of charge. All retrofitted grip frame assemblies will be returned with a free magazine as a “thank you” for consumers’ patience and cooperation. The Company will make every effort to return each pistol within one week of the day it arrives at Ruger.

Ruger strongly recommends that consumers not use their Mark IV pistols until the safety retrofit has been installed.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

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